EXHIBIT 99-1

January 15, 2008

IMMEDIATE RELEASE
Contact:  Thomas G. Bevivino
410.260.2000

Severn Bancorp, Inc. Announces Year-End and Fourth Quarter Earnings

Severn Bancorp, Inc. (Nasdaq – SVBI) the parent company of Severn Savings Bank, FSB and Hyatt Commercial, today announced earnings for the year and fourth quarter ended December 31, 2007.
    Net income for the fourth quarter was $2.3 million (unaudited), or $.23 per share, compared to $2.4 million (unaudited), or $.24 per share for the third quarter of 2007, and $3.7 million, or $.36 per share for the fourth quarter of 2006.
    Net income was $11.1 million, or $1.10 per share for the year ended December 31, 2007, compared to $15.7 million, or $1.56 per share for the year ended December 31, 2006.
    "Like all financial institutions in our area and throughout the country, we continue to face the challenges brought by the current real estate slowdown, including increased loan delinquencies.  In addition, there has been stronger competition for new loans and deposits which has caused compression of our interest margin," said Alan J. Hyatt, President and Chief Executive Officer.  “However, we are a well capitalized organization and, given the market conditions, are pleased with our earnings and the initiatives taken by the company.  We continue to expand our deposit products to further position ourselves as an exceptional community bank in our market area."
With approximately $960 million in assets, Severn Savings Bank, FSB is a full service community bank offering a wide range of personal and commercial deposit products, as well as residential and commercial mortgage lending in Anne Arundel County and, to a lesser extent, in other parts of Maryland, Delaware and Northern Virginia.  The Bank has four branch locations, at 200 Westgate Circle and 1917 West Street in Annapolis, 413 Crain Highway in Glen Burnie and 3083 Solomon’s Island Road in Edgewater.  Severn’s website is www.severnbank.com.
For additional information or questions, please contact Thomas G. Bevivino, or S. Scott Kirkley, Executive Vice Presidents, Severn Bancorp, Inc., 200 Westgate Circle, Suite 200, Annapolis, Maryland 21401, 410.260.2000, e-mail: tbevivino@severnbank.com or skirkley@severnbank.com.